410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO—(March 21, 2014)—The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) declared quarterly cash dividends of $0.19 per share of the Company’s Common Stock and $0.1425 per share of the Company’s Class B Stock on March 17, 2014.

The declared dividends will be payable in the fourth quarter of fiscal 2014, on May 30, 2014, to stockholders of record at the close of business on May 16, 2014. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for each of the last ten years.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.

Reagan Culbertson

Investor Relations Manager
reagan.culbertson@oildri.com
(312) 706 3256